UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2016

Mylan N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 4, Trident Place Mosquito Way, Hatfield, Hertfordshire	AL10 9UL
(Address of principal executive offices)	(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On January 7, 2016, Mylan N.V. (“Mylan”) held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) in connection with the proposed resolution to redeem all issued preferred shares, par value €0.01 per share, in the capital of Mylan. Mylan filed its definitive proxy statement for the proposal voted upon at the Extraordinary General Meeting with the Securities and Exchange Commission on December 8, 2015. As of the close of business on December 10, 2015, the record date for the Extraordinary General Meeting (the “Record Date”), there were issued and outstanding 491,839,882 ordinary shares of Mylan entitled to vote at the Extraordinary General Meeting. As of the Record Date, there were issued and outstanding 488,388,431 preferred shares of Mylan entitled to vote at the Extraordinary General Meeting, all of which were voted at the Extraordinary General Meeting. The certified results of the matters voted on at the Extraordinary General Meeting are set forth below.

Proposal – Resolution to redeem (in Dutch: intrekken) all issued preferred shares, par value €0.01 per share, in the capital of Mylan (the “Proposal”):

For	Against	Abstain	Broker Non-Votes
765,177,876	1,146,282	1,396,021	—

The Proposal received the affirmative vote of a majority of the votes cast by shareholders entitled to vote at the Extraordinary General Meeting and therefore passed. Any abstentions, “blank votes” and invalid votes were counted for the purposes of determining the presence of a quorum, but were not considered to be votes cast and therefore had no effect on the vote on the Proposal. Any “broker non-votes” were not treated as shares present for purposes of determining the presence of a quorum and were not considered to be votes cast and therefore had no effect on the vote on the Proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: January 11, 2016	By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President & Chief Financial Officer